UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 21, 2006

                       PACIFIC NORTHWEST PRODUCTIONS INC.
             (Exact name of registrant as specified in its charter)

            Nevada                  000-51429                   20-1334845
(State or Other Jurisdiction    (Commission File             (I.R.S. Employer
      of Incorporation)              Number)              Identification Number)

                         6 Youyi Dong Lu, Han Yuan 4 Lou
                             Xi'An, Shaanxi Province
                                  China 710054
               (Address of principal executive offices) (zip code)

                                 86-029-82582632
              (Registrant's telephone number, including area code)

                                   Copies to:
                              Thomas A. Rose, Esq.
                              Yoel Goldfeder, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

                  7164 Scott Road, Surrey, B.C., Canada V3W 3M8
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On April 21, 2006, Pacific Northwest Productions Inc. ("Pacific"), entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China ("Tsining" or the "Company"), and each of Tsining's shareholders (the "Purchase Agreement"). Pursuant to the Agreement, Pacific acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 2,000,000 shares of Pacific common stock.

      Concurrently with the closing of the Purchase Agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 500,000 shares of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific Common Stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 2,500,000 shares of common stock issued and outstanding. The shares of common stock issued to the shareholders of Tsining were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended.

      In connection with the acquisition of Tsining on April 21, 2006, each of Deljit Bains and Davinder Bains resigned as officers of Pacific, Deljit Bains resigned as a director of Pacific and the following executive officers of Tsining were appointed as executive officers of Pacific:

Name                       Title
-------------              --------------------------------------
Lu Pingji                  Chief Executive Officer
Xiao Genxiang              Chief Administrative Officer
Feng Xiaohong              Chief Operating Officer
Wan Yulong                 Chief Financial Officer
Shi Zhiyong                Vice President and Chief Legal Counsel
Jing Lu                    Secretary

Item 2.01 Completion of Acquisition of Disposition of Assets

Description of Tsining

      Tsining was incorporated under the laws of the People's Republic of China on September 7, 1999 and is headquartered in Xian, China in Shaanxi Province. Tsining primarily engages in the development and sale of commercial and residential real estate.

Industry Overview

Residential Real Estate

China's real estate market entered a new phase in 1990 with the promulgation of the Temporary Regulations on the Sale and Transfer of Urban State-Owned Real Estate which was the first in a series of major housing policy reforms. Previously all land and housing was owned by the State. Key regulatory developments have included:

>> 1991- Employees allowed to use funds in their Housing Accounts to pay for deposits on home purchases;
>>    1992- All large cities began to sell state owned housing;
>>    1998- The policy of state allocation of housing was abolished;
>> 1999- The maximum term for mortgages was extended to 30 years and financing limits were increased from 70% to 80% of the purchase price.

      Statistics from the Ministry of Construction show that from 1980 to 2000, China's real estate industry showed strong growth with newly built housing reaching an average of 218 square feet per person, a two fold increase from 1970. The PRC government expects the nation to increase aggregate housing area from the 2005 total of 59 billion square feet to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

      According to the PRC National Bureau of Statistics (NBS), in 2004, investment in Chinese real estate exceeded US$159 billion, accounting for 25 percent of fixed asset investment. The continuing national trends of urbanization and expanded development are generally expected to lead sustained growth in the market for at least the next ten years.

      Most of China's housing and land development companies develop projects on a regional rather than a national basis. There are several reasons for this. First, land is controlled by local governments and local companies have better relationships with local governments and easier access to regional information. Moreover, bank loans are approved by local bank branches; therefore, local real estate companies are better able to leverage relationships to obtain financing and/or preferential financing terms. Also, housing specifications tend to vary on a regional basis based on local tastes, customs, and environmental factors.

      The demand for residential housing is characterized by individuals and families, many of whom are purchasing for the first time. They will normally pay a 20% deposit on the cost of the property with the remainder covered by a mortgage. On a local basis, the Xian Bureau of Statistics indicates that, from 2001 to 2004, demand for residential housing in Xian increased from 37.6 million square feet to 61.1 million square feet. During the same period, the average price per square foot increased from US$23.23 to US$37.88.

      The population of Xian exceeds seven million. The average living area in Xian is about 157 square feet per person, significantly less than the national average. The Xian government expects the local average to reach 269 square feet of living area per person by the year 2020, at which time the population is expected to be ten million. This will necessitate the construction of 1.259 billion square feet of housing, an annual increase of 78.7 million square feet.

As the local economy has developed under Beijing's "Go West" policy, personal incomes have grown, driving the demand for better housing. The residential real estate market in Xian is currently expanding in a balanced fashion. The vacancy rate for new housing is approximately 15%, the lowest in five years. The Xian residential realty market is projected to show strong and steady growth over the next three to five years, driven by changes in family living patterns, the need to alleviate crowded housing and the impact of the State's regional development plans.

Commercial Real Estate

      Since 2000, commercial property development in China has been growing rapidly. According to the NBS, 2003 commercial property sales were 304.9 million square feet, more than double the 150.5 million square feet sold in 2000. The average selling price was US$42.69 per square foot, 1.67 times higher than the average residential housing price, representing a price increase of 12% over the previous year. The latest NBS figures show 2005 commercial property sales valued at US$760 billion, a 13% increase over 2004. The demand for commercial space, particularly stores and malls, is generally not expected to slow in the near term.

Business

A. Completed Property Development Projects

Tsining is primarily focused on land acquisition for the development of residential housing. Over the past several years, the bulk of the Company's sales were realized from the five projects described below. The completed projects are in downtown Xian and commanded prices per square foot that were higher than the regional average. All five projects included secured parking, cable TV, hot water, heating systems, and access to natural gas.

            1) Tsining Mingyuan: 8 East Youyi Road, Xian. The construction area is 473,627 square feet. Mingyuan is a residential complex consisting of 303 apartments ranging from two to four bedrooms and 950 to 1,800 square feet in size. Construction commenced in March 1998 and was completed in April 2000. In total, the project generated total sales of US$19.72 million with an average price of US$41.65 per square foot.

            2) Lidu Mingyuan: 25 East Mutoushi, Xian. Located in the prime commercial area near the historic Bell Tower. The project covers 1.3 acres, a building area of 86,114 square feet, and 56 apartments ranging from two to four bedrooms. The project began in October 2000 and was completed in November 2001. With an average price of US$47.25 per square foot, total sales were US$4.07 million.

            3) Tsining Hanyuan: 6 East Youyi Road, Xian. Located in the south of Xian, noted for its schools and universities. The project was started in February 2002 and completed in December 2003. It is comprised of 238 two and three bedroom apartments ranging from 1,140 to 1,800 square feet and covering a total construction area of 346,799 square feet. The apartments sold at an average price of US$40.53 per square foot generating total sales of US$14.05 million.

            4) Tsining Home IN: 88 North Xingqing Road, Xian. Located near the city center, the Home IN project consists of 215 two and three bedroom western-style apartments ranging from 1,120 to 1,920 square feet in size. Total construction area is 248,385 square feet. The project, completed in December 2003, generated sales of US$49.64 per square foot for a total of US$12.33 million.

            5) Tsining GangWen: 123 Laodong Road, Xian. Located less than one mile from the western hi-tec industrial zone, GangWen spans three acres and is comprised of eight buildings with a total construction area of 510,812 square feet. The project began in April 2003 and was completed in December 2004. GangWen has apartments ranging from one to three bedrooms and 430 to 1,430 square feet in size. There are 466 apartments. Total sales were US$15.90 million with an average price of US$31.14 per square foot.

B. Projects Currently Under Development

The following are projects under development which will contain both residential housing as well as office and retail space available for rent. The completion of such projects is subject to adequate financing, permits, licensing and market conditions:

            1) Tsining 24G: 133 Changle Road, Xian. Located in the commercial centre of Xian, 24G is a redevelopment of an existing 26 floor building. The housing portion of 24G will contain 372 one to three bedroom apartments ranging from 387 to 1,936 square feet. This upscale development will include secured parking, cable TV, hot water, air conditioning, natural gas access, internet connection, and exercise facilities. Total square footage available for residential use will be 296,286.

                  In addition to the residential housing, 24G will house electronic products retailers, clothing stores, convenience stores and restaurants in its ground-level retail space. The commercial area covers 199,026 square feet. 135,091 square feet will be sold off and the remaining 63,935 will be rented out. The project started construction in June 2005 and will be completed in June 2006.

            2) Tsining Junjing Garden I: 369 North Jinhua Road, Xian. The Garden I will have 15 residential apartment buildings consisting of 1,230 one to five bedroom apartments, ranging from 505 to 3,787 square feet in size. The Garden will feature secured parking, cable TV, hot water, heating systems, and access to natural gas. Total square footage available for residential use will be 1,453,292. Junjing Garden I contributed US$11.16 million to fiscal year 2005 revenue.

                  Junjing Garden will also be a commercial venture that will house small businesses serving the needs of Junjing Garden residents and surrounding residential communities. Total commercial space will be 199,808 square feet, 57,890 of which will be sold off. The remaining commercial space will represent a rentable area of 141,918 square feet that will house small shops and other retailers generating annual rental income. The project is due to be completed in June 2006.

C. Project Development Pipeline

Tsining has purchased two additional parcels of land in Xian in anticipation of beginning development of the following residential properties. The completion of such projects is subject to adequate financing, permits, licensing and market conditions:

            1) Junjing Garden II: 38 East Hujiamiao, Xian. Located near Junjing Garden I, this complex will consist of 1,500 one to five bedroom apartments. The Garden II will reflect North American tastes, which will be the first of its kind in Xian. The apartments will offer secured parking, cable TV, hot water, heating systems, and access to natural gas. Set on 18 acres, total square footage available for sale is expected to be 1,844,062. Planning is set to begin in July 2006 with pre-sales starting in November 2006 and project completion in 2010. Sales expected from the Junjing Garden II project are expected to be approximately $39.00 per square foot.

            2) Yijing Garden: 14 Jiangong Road, Xian. Set on 15 acres of land, Yijing Garden will consist of 1,500 apartments ranging from two to four bedrooms. Total square footage will be 2,259,600. Secured parking, cable TV, hot water, heating systems, and access to natural gas will be included. Construction is set to begin October 2007 and be completed December 2010. Yijing Garden is expected to generate approximately US$39.54 per square foot.

      In November 2005, Tsining signed a nonbinding letter of intent to acquire from existing shareholders a 51% interest in Xian Xindadi Technology Development Co. which holds an agreement with the Baqiao District Government for the development of the Baqiao Hi-Tec Industrial Zone. The purchase price will be approximately US$5.1 Million and the acquisition is expected to close towards the end of 2006. The project has the support of the Shaanxi National Development & Reform Commission, and the Ministries of Land & Natural Resources, Agriculture, Science & Technology, and Commerce.

      Through Xian Xindadi's agreement with the Baqiao District Government, Tsining will be responsible for the installation and maintenance of basic infrastructure, including water, electricity, gas supply, and sewer systems. Once completed, the land will be registered at the Xian Land Consolidation & Rehabilitation Center for public auction under the name of Baqiao Hi-tech Industrial District Administrative Committee. Upon sale of the land, Tsining will be reimbursed for costs associated with the land development. Once those costs have been repaid, Xian Xindadi will then receive 76% of all profits from the land sales plus an additional 40% of the tax paid by occupying enterprises to the Baqiao Government. The tax is paid annually and Xian Xindadi will receive the tax for the life of the land use permit. As a result of the Company's acquisition, Tsining will be entitled to 51% of Xian Xindadi's revenue. This transaction is subject to available acquisition financing.

      Additionally, Tsining has entered into a nonbinding letter of intent to acquire 100% of Xian Sodi Land Development Company, which possesses 174 acres of land in Kang Canyon. The acquisition is expected to close in October of 2006. Upon closing of the acquisition, Tsining intends to develop a villa resort, containing 260 units covering 215,285 square feet of space to be marketed towards tourists. The purchase price is expected to be approximately US$3.7 Million. This transaction is subject to available acquisition financing.

Marketing

      Similar advertising methods are used for both commercial and residential marketing initiatives. Local television, billboards, internet, and radio advertising are all utilized to reach Tsining's target demographic. A sales force is on-site to handle all prospective customer inquiries.

Suppliers

      The supply of land is controlled by the government. There are generally three ways in which Tsining acquires land.

      o Purchase by auction held by the Land Consolidation and Rehabilitation Center;
      o     Purchase by auction held by court under bankruptcy proceedings;
      o Merger with or acquisition of a state-owned enterprise that controls developable land.

      All such purchases of land are required to be reported to and authorized by the Xian Bureau of Land and Natural Resources.

      As for other suppliers of design and construction services, Tsining typically selects the lowest-cost provider through an open bidding process. Such service providers are numerous in China and the Company foresees no difficulties in securing alternative sources of services as needed.

Intellectual Property

      The Company currently has no registered intellectual property.

Research and Development

      Tsining has not incurred any material research and development expenses over the past two years. Due to the nature of the housing and land development industry, "R&D" consists of marketing research. The funding of all marketing research is expected to come from operating cash flow.

Employees

      As of December 31, 2005, Tsining employed a total of 53 employees in the following capacities: 5 management, 7 administrative, 14 operational, 9 sales, 10 planning and 8 finance. The Company is not a party to any collective bargaining agreements. At present, no significant change in the Company's staffing is expected over the next 12 months. All employees are eligible for incentive-based compensation.

      1. Benefits: The Company provides full-time employees with salary, expense allowance, and bonus. The Company does not supply insurance for its employees. Employees are entitled to time off for all national holidays.

      2. Incentives: Each salesperson receives a base salary plus a commission which increases if actual sales exceed sales objectives. Once a salesperson generates $25,000.00 in prepaid sales, the Company provides a car to facilitate their sales activity. Once established sales targets are met, the car is received as a bonus at the end of the fiscal year.

No employees are represented by a labor union. We believe we have good relations with our employees.

Governmental and Environmental Regulation

      To date, Tsining has been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

      o "Qualification Certificate for Real Estate Development" authorized by the Shaanxi Construction Bureau, effective from August 18, 2003 to August 2006. License No: ShaanJianFang (2003) 0314.

      The housing and land development process is regulated by the Ministry of Construction and authorized by the local offices of the Ministry. Each development project must obtain the following licenses:

      o "License for Construction Area Planning" and "License for Construction Project Planning", authorized by Xian Bureau of Municipal Design;
      o "Building Permit" authorized by the Committee of Municipal and Rural Construction;

      After construction is complete, the project must obtain a validation certificate and there are various standards that must be met to obtain this certificate. These standards are regulated by the Local Ministry of Construction Bureau.

      Housing and land development companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a "Commercial License for Housing Sale" from the Real Estate Bureau.

Competition

      The real estate development business in China is organized into four levels under the structure of the "Qualification Certificate for Real Estate Development Enterprise." The starting level is Level 4 (see table below). Dependent upon its registered capital, the number of years of industry experience, the area of land it has developed and its safety record, a company may climb the scale to participate in larger projects. However, only one level may be ascended per year.

--------------------------------------------------------------------------------------------------------
              Registered Capital      Experience      Developed Area           Other         Time for
                   (million)            (years)        (square feet)                        license to
                                                                                           be authorized
--------------------------------------------------------------------------------------------------------
Level 1             US$6.25                5             3,229,278            No
-------------------------------------------------------------------------     Severe
Level 2             US$2.5                 3             1,614,639            Accident        20 days
-------------------------------------------------------------------------
Level 3              US$1                  2              538,213
-------------------------------------------------------------------------
Level 4            US$0.125                1                N/A
--------------------------------------------------------------------------------------------------------

[*] "Regulation of Qualification Certificate for Real Estate Development Enterprise", PRC Ministry of Construction Decree No. 77, March 29, 2000

      On the national level, there are numerous Level 1 companies that have real estate projects across China (to develop in multiple regions a Level 1 status is required). There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with Tsining for business as the Company targets small to medium sized projects.

      Tsining has gained Level 2 status under the China Ministry of Construction licensing policy. Typically, the housing and land development industry is a regional business with mostly local players competing with Tsining for small to medium sized projects. In Xian the direct competition includes Xian Hi-Tech Industrial District Real Estate Development Co. Ltd. (Level 1), the largest real estate developer in Xian and in the top five for Northwest China, (Tiandiyuan:
600665, Shanghai Exchange). This company generally undertakes larger scale projects. This company is a state-owned enterprise established in May 1991. By the end of December, 2005, the company had completed ten projects, developed 988 acres of land and 21,528,525 square feet of construction area. The company is now operating four projects in Xian with a total construction area of 14,598,191 square feet.

      Tsining is aware of two privately owned companies in Xian which may be considered to be direct competitors in the small to medium sized project sector:

      Xian Yahe Real Estate Development Co. Ltd. (Level 2): Established in 1993, this company has a development portfolio of six projects with a total construction area of 5,279,860 square feet. These projects are mainly in North Xian. The company has a similar profile to Tsining, however, since it is headquartered in North Xian, a relatively less desirable area, the marketability of its projects are not as high as Tsining's developments. Moreover, while the cost of development is similar to other areas of the city, the selling price of property is lower than the Xian average.

      Xian Yanta District Rural & Urban Construction Development Company (Level
2): A state-owned enterprise established in 1985. It has five projects developed with a total construction area of 7,212,055 square feet. It has two projects currently under development with a total construction area of 1,340,258 square feet. Since the company is controlled by the Xian Yanta District Government most of the company's developments are municipal reform projects in the Yanta District.

      Tsining is the third-ranked housing and land development company in Shaanxi Province and ranked as the number one private housing and land development company in Xian (ranking assigned in 2005 by the China Enterprise Confederation and China Enterprise Directors' Association). Tsining is also an "AAA Enterprise in the Shaanxi Construction Industry" as recognized by the Shaanxi Province Enterprise Credit Association.

Description of Property

      The Company's properties are located in Xian, Shaanxi province in China. Tsining owns Tsining Building, and the Tsining Hanyuan House property with 116,232 square feet of floor area together with related fixtures and equipment.

      The Company believes that its properties are adequate for its current and immediately foreseeable operating needs. The Company does not have any policies regarding investments in real estate, securities or other forms of property.

Legal Proceedings

      From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below, the Company is currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

                                  RISK FACTORS

The Company's home sales and operating revenues could decline due to macro-economic and other factors outside of its control, such as changes in consumer confidence and declines in employment levels.

      Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of the Company's homes, which could cause its operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in its revenues could in turn negatively affect the market price of its securities.

An increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for the Company's homes.

      Virtually all purchasers of the Company's homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain the financing they would need in order to purchase the Company's homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. For example, if mortgage financing became less available, demand for its homes could decline. A reduction in demand could also have an adverse effect on the pricing of its homes because the Company and its competitors may reduce prices in an effort to better compete for home buyers. A reduction in pricing could result in a decline in revenues and in the Company's margins.

The Company could experience a reduction in home sales and revenues or reduced cash flows if it is unable to obtain reasonably priced financing to support its homebuilding and land development activities.

      The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding and land development activities. Although the Company believes that internally generated funds and current borrowing capacity will be sufficient to fund its capital and other expenditures (including land acquisition, development and construction activities), the amounts available from such sources may not be adequate to meet the Company's needs. If such sources are not sufficient, the Company would seek additional capital in the form of debt or equity financing from a variety of potential sources, including bank financing and/or securities offerings. The availability of borrowed funds, to be utilized for land acquisition, development and construction, may be greatly reduced, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with new loans. The failure to obtain sufficient capital to fund its planned capital and other expenditures could have a material adverse effect on the Company's business.

The Company is subject to extensive government regulation which could cause it to incur significant liabilities or restrict it business activities.

      Regulatory requirements could cause the Company to incur significant liabilities and operating expenses and could restrict its business activities. The Company is subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. The Company's operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant the Company necessary licenses, permits and approvals could have an adverse effect on its operations.

The terms of any future financing may adversely affect your interest as stockholders.

      If the Company requires additional financing in the future, it may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon the Company's liquidation. In addition, indebtedness may be under terms that make the operation of its business more difficult because the lender's consent will be required before the Company can take certain actions. Similarly, the terms of any equity securities the Company issues may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in the Company.

The Company does not anticipate paying dividends on the Common Stock.

      The Company has never paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future. The Company's directors intend to follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business.

The Company's success depends on its management team and other key personnel, the loss of any of whom could disrupt its business operations.

      The Company's future success will depend in substantial part on the continued service of its senior management, including Mr. Lu Pingji, its Chairman and Chief Executive Officer, and Mr. Feng Xiaohong, its Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of the Company's business plan and result in reduced profitability. The Company does not carry key person life or other insurance in respect of any of its officers or employees. The Company's future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the People's Republic of China, competition for qualified personnel is intense. The Company cannot guarantee that it will be able to retain its key personnel or that the Company will be able to attract, assimilate or retain qualified personnel in the future.

                 Risks Related To the People's Republic of China

The People's Republic of China's Economic Policies could affect the Company's Business.

      Substantially all of the Company's assets are located in the People's Republic of China and substantially all of its revenue is derived from its operations in The People's Republic of China. Accordingly, the Company's results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People's Republic of China.

      While the People's Republic of China's economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People's Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

      The economy of the People's Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People's Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People's Republic of China's economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People's Republic of China may hamper the Company's ability to remit income to the United States.

      The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require the Company to comply with complex regulations for the movement of capital. Although the Company's directors believe that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; the Company may not be able to remit all income earned and proceeds received in connection with its operations or from the sale of its operating subsidiary to its stockholders.

Although the Company does import goods into or export goods out of the People's Republic of China, fluctuation of the Renminbi may indirectly affect its financial condition by affecting the volume of cross- border money flow.

      The value of the Renminbi fluctuates and is subject to changes in the People's Republic of China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People's Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets. As of April 7, 2006, the exchange rate between the Renminbi and the United States dollar was 8.0145 Renminbi to every one United States dollar.

The Company may face obstacles from the communist system in the People's Republic of China.

      Foreign companies conducting operations in the People's Republic of China face significant political, economic and legal risks. The Communist regime in the People's Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

The Company may have difficulty establishing adequate management, legal and financial controls in the People's Republic of China.

      The People's Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. The Company may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People's Republic of China. As a result of these factors, the Company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against the Company's officers, directors and assets based in the People's Republic of China.

      Because the Company's executive officers and directors, including, the chairman of it's board of directors, are Chinese citizens it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against the Company and/or its officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of the Company's assets are located in the People's Republic of China it would also be extremely difficult to access those assets to satisfy an award entered against it in a United States court.

The Company may face judicial corruption in the People's Republic of China.

      Another obstacle to foreign investment in the People's Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the People's Republic of China's poorly developed and sometimes corrupt judicial systems.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

         Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

      o Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

      o Our ability to raise capital when needed and on acceptable terms and conditions;

      o     The intensity of competition; and

      o     General economic conditions.

      All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Twelve Months Ended December 31, 2005 Compared To Twelve Months Ended December 31, 2004

Revenue. The Company generated revenues of $32,785,718 for the twelve months ended December 31, 2005, an increase of $10,936,858 or 50.1%, compared to $21,848,860 for the twelve months ended December 31, 2004. The increase in revenue was due to the completion of construction and near sell out of two projects, and the sale of apartments from our inventory of completed projects. Our Tsining Gangwan project was completed, and we sold approximately 465 apartments, from the start of construction through the completion of the project, accounting for revenue of approximately $15.9 million. The completion the first phase of Junjing Garden and the sales of apartments from that project generated sales of $11.2 million. The balance of our revenue for year end 2005 was from the sale of apartments from our previously completed projects, approximately $5 million. The majority of our revenues in year end 2004 were from the sales of nearly all of the apartments of the Tsining Hanyuan project, approximately $13.4 million. Tsining Home IN contributed $3.5million during 2004, and construction was completed in December 2003. The balance of the revenues during 2004, $4.1million, was from various completed projects.

Operating Income Before Income Tax. The Company had operating income before income tax of $7,071,041 for the twelve months ended December 31, 2005, an increase of $3,784,686 or 115%, compared to $3,286,355 for the twelve months ended December 31, 2004.

Costs and Expenses. The Company's costs and expenses for the twelve months ended December 31, 2005 compared to the same period ended December 31, 2004 were inline with the increased revenue from the sale of properties.

The cost of properties sold in the period ended December 31, 2005 was $21,236,598, an increase of $7,104,841 or 50.2% compared to $14,131,757 for the same period ended December 31, 2004. This is inline with the 50.1% increase in revenues generated by the Company from the sale of properties during the same two periods.

Other expenses decreased in the twelve month period ended December 31, 2005 by $14,959 or 12.6% compared to the same period ended December 31, 2004. This decrease represents less than 1% of all costs and expenses incurred during the twelve months ended December 31, 2005. The Company's selling, general and administrative expense for the twelve month period ended December 31, 2005 was $3,632,627 compared to $3,373,487 for the twelve month period ended December 31, 2004, an increase of $259,140 or 7.7%. Selling, general and administrative expense reflects the overhead expenses of the Company (office rent, management and staff salaries, general insurance, accounting and legal expenses). The Company staffs its sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Interest Expense. The Company incurred interest expense for the twelve month period ended December 31, 2005 amounting to $1,580,048 compared to $1,130,215 for the twelve month period ended December 31, 2004. $838,168 was capitalized for the twelve month period ended December 31, 2005 compared to $191,485 for the twelve month period ended December 31, 2004.

Net Income. The Company's net income for the twelve month period ended December 31, 2005 was $4,737,597 compared to $2,201,858 for the twelve month period ended December 31, 2004, an increase of $2,535,739 or 115%, a direct result of the approximately 50% increase of revenues earned from the sale of properties.

Liquidity and Capital Resources

Our principal demands for liquidity are for development of new properties and future property acquisitions and general corporate purposes.

As of December 31, 2005, we had total mortgage indebtedness of $16,120,000 with a weighted average interest rate of 0.725% per month, payable quarterly. Future scheduled maturities of mortgages payable are as follows: April 6, 2006 -- $1,240,000; July 26, 2006 -- $5,580,000; December 5, 2006 -- $2,480,000; May 25,
2007 -- $4,340,000; July 7, 2007 -- $2,480,000. The mortgage debt is secured by assets of the Company. Subsequently, we made a payment of approximately $248,000 on the mortgage indebtedness due April 6, 2006 and renegotiated the balance which is $992,000 to be payable May 10, 2006. The loan due July 26, 2006 has been renegotiated to extend the maturity to July 26, 2007. In addition, in January 2006, the Company obtained a two year mortgage of approximately $6,200,000, which has an interest rate of 0.816% per month, and the loan will payable December 31, 2007.

As of December 31, 2005, we had $30,746 cash and cash equivalents on hand, compared to $27,726 cash and cash equivalents on hand as of December 31, 2004.

For December 31, 2005 accounts payable was $2,467,839 and other payables was $3,209,982. The Company's operating activities used $1,591,473 during the twelve month period ended December 31, 2005. The Company increased properties under construction by $2,613,747. Receivables, deferred charges and other assets increased $1,248,884. Advances to suppliers increased $6,672,673 while deposits decreased $1,586,420 during the period.

Accounts payable decreased $1,737,640, other payables decreased $2,242,998, due to related parties decreased $123,000, while unearned revenues increased $3,913,777 and accrued expenses increased $2,596,303.

The Company used $2,342,214 in investing activities during the twelve month period ended December 31, 2005 primarily $2,834,214 for the payment of equipment purchased. During the twelve month period ended December 31, 2005 financing activities provided $3,936,000 to the Company, the result of $14,760,000 received on loan during the period and $10,824,000 payments made on loan during the period.

We intend to meet our liquidity requirements, including capital expenditures related to the purchase of land for the development of our future projects, through cash flow provided by operations and additional funds raised by future possible cash investments. Upon acquiring land for future development, we intend to raise funds to develop our projects by obtaining mortgage financing from local banking institutions with whom we have done business in the past. We believe that our relationships with these banks are in good standing and that our real estate will secure the loans needed. We believe that adequate cash flow will be available to fund our operations.

The majority of the Company's revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China.

There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. The Company does not engage in currency hedging. Inflation has not had a material impact on the Company's business.

                                   MANAGEMENT

Executive Officers and Directors

      Below are the names and certain information regarding the Company's executive officers and directors following completion of the acquisition.

--------------------------------------------------------------------------------
Name                  Age     Position
--------------------------------------------------------------------------------
Lu Pingji             55      Chairman of the Board and Chief Executive Officer
--------------------------------------------------------------------------------
Xiao Genxiang         43      Chief Administrative Officer and Director
--------------------------------------------------------------------------------
Feng Xiaohong         41      Chief Operating Officer and Director
--------------------------------------------------------------------------------
Wan Yulong            43      Chief Financial Officer
--------------------------------------------------------------------------------
Shi Zhiyong           45      Vice President, Chief Legal Counsel and Director
--------------------------------------------------------------------------------

      Officers are elected annually by the Board of Directors, at the Company's annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Lu Pingji, Chairman & CEO

      Mr. Lu Pingji, 55, has served as the Chairman of the Board of Directors since joining the Company in September 1999. From February 1968 to December 1999, Mr. Lu held various positions in the Chinese military, including soldier, Director of Barrack Administration, supervisor, and Senior Colonel. Mr. Lu is a member of the Enterprise Credit Association of Shaanxi Province. Mr. Lu graduated from Xian Army College with a degree in architectural engineering.

Xiao Genxiang, Chief Administrative Officer & Director

      Mr. Xiao Genxiang, 43, the Chief Administrative Officer of the Company, joined the company and became CAO and Board Member in September 1999. Mr. Xiao received an M.B.A from Xian Jiaotong University in 2001.

Feng Xiaohong, Chief Operating Officer & Board Member

      Mr. Feng Xiaohong, 41, has been Chief Operating Officer and a Board Member of the Company since joining in January 2003. From June 1996 to December 2002, Mr. Feng was general manager and president of Xian Honghua Industry, Inc. He is a member of the China Architecture Association, vice-president of Shaanxi Province Real Estate Association, and vice director of Xian Decoration Association. Mr. Feng received an M.S. of Architecture Science from Xian Architecture & Technology University in 1990.

Mr. Wan Yulong, Chief Financial Officer

      Mr. Wan Yulong, 43, has been Chief Financial Officer of the Company since joining in June 2003. From July 1999 to May 2003, Mr. Wan was CFO of Xian Royal Hotel. From September 1996 to July 1999, Mr. Wan was working for Xian Huadi Accountant Office. From January 1993 to September 1995, Mr. Wan was director of finance and vice president of Xian Minerals Development Company. From August 1984 to December 1993, Mr. Wan was the Financial Director of Northwest Geological Company of National Architecture-Material Bureau. Mr. Wan is a CPA, and director of the Accountant Association of Shaanxi Foreign Investment Corporations. Mr. Wan received an M.B.A from Xian Jiaotong University in 2000.

Mr. Shi Zhiyong, Vice President, Chief Legal Counsel and Board Member

      Mr. Shi Zhiyong, 45, joined the Company and became Chief Legal Counsel and board member in March 2004. From December 1985 to February 2004, Mr. Shi was vice professor of Shaanxi Politico-Legality Management Cadre Institute. Mr. Shi is a certificated registered attorney.

Executive Compensation

      The following table sets forth all compensation paid in respect of the Company's Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                                      Title           2003      2004       2005
--------------------------------------------------------------------------------
Mr. Lu Pingji          Chairman & CEO                15,000    21,000     24,000
--------------------------------------------------------------------------------


There are no current employment agreements between any individuals and the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of April 21, 2006, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                            Common Stock            Percentage of
Name of Beneficial Owner (1)           Beneficially Owned (2)      Common Stock (2)
-----------------------------------------------------------------------------------
Lu Pingji                                                 --                     --
Xiao Genxiang                                             --                     --
Feng Xiaohong                                             --                     --
Shi Zhiyong                                               --                     --
Tong Qiang                                           540,000                   21.6%
Nie Fang                                             460,000                   18.4%
Liu Pengfei                                          400,000                   16.0%
-----------------------------------------------------------------------------------
All officers and directors as a group                     --                     --
(4 persons)

      (1) Except as otherwise indicated, the address of each beneficial owner is c/o Xian Tsining Housing Development CO., Ltd., 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054.

      (2) Applicable percentage ownership is based on 2,500,000 shares of common stock outstanding as of April 21, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of April 21, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 21, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                            DESCRIPTION OF SECURITIES

      The Company's authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. As of April 21, 2006, there were 2,500,000 shares of the Company's common stock issued and outstanding.

      Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

      Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company's common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's common stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol "PNWP". Historically the shares have traded very infrequently and actual price information is not readily available.

      As of March 30, 2006, there were approximately 27 holders of record of the Company's common stock.

Dividends

      The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

                      EQUITY COMPENSATION PLAN INFORMATION

--------------------------------------------------------------------------------------------------------------
           Plan category              Number of securities       Weighted average        Number of securities
                                        to be issued upon       exercise price of      remaining available for
                                           exercise of         outstanding options,     future issuance under
                                      outstanding options,     warrants and rights    equity compensation plans
                                       warrants and rights                              (excluding securities
                                                                                       reflected in column (a)
--------------------------------------------------------------------------------------------------------------
                                               (a)                     (b)                       (c)
--------------------------------------------------------------------------------------------------------------
Equity compensation plans approved             -0-                     -0-                       -0-
by security holders
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Equity compensation plans not                  -0-                     -0-                       -0-
approved by security holders
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Total                                          -0-                     -0-                       -0-
--------------------------------------------------------------------------------------------------------------

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities.

      Pursuant to a Share Purchase Agreement dated April 21, 2006 the Company issued 2,000,000 shares of common stock to non-U.S. persons (as contemplated by Rule 902 under the Securities Act of 1933). These issuances are exempt from registration requirements under Regulation S under the Securities Act of 1933, as amended. The shares issued pursuant to Regulation S were issued in an "offshore transaction" as defined in, and pursuant to, Rule 902 under the Securities Act of 1933 on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

Item 4.01 Changes in Registrant's Certifying Accountant.

      On April 21, 2006, in connection with the acquisition of Tsining, Pacific terminated the services of Dale Matheson Carr-Hilton LaBonte, as the Company's independent auditor. Dale Matheson Carr-Hilton LaBonte performed the audits for the two year period ended December 31, 2005, which reports for the two years ended December 31, 2005 and 2004, did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified as to audit scope or accounting principles but did carry a modification as to going concern. During Pacific's two most recent fiscal years and during any subsequent interim period prior to the April 21, 2006 termination as Pacific's independent auditors, there were no disagreements Dale Matheson Carr-Hilton LaBonte, with respect to accounting or auditing issues of the type discussed in Item 304(a)(iv) of Regulation S-B.

      On April 25, 2006, Pacific provided Dale Matheson Carr-Hilton LaBonte with a copy of this disclosure and requested that it furnish a letter to Pacific, addressed to the SEC, stating that it agreed with the statements made herein or the reasons why it disagreed.

      On April 26, 2006, Pacific's board of directors approved the engagement of the firm of Kabani & Company, Inc. as Pacific's independent auditors. During Pacific's two most recent fiscal years or any subsequent interim period prior to engaging Kabani & Company, Inc., Pacific had not consulted Kabani & Company, Inc. regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B.

Item 5.01 Changes in Control of Registrant.

      See Item 2.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      See Item 1.01.

Item 5.06 Change in Shell Company Status.

      See Item 2.01

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

(b) Pro forma financial information.

(c) Exhibits

Exhibit
Number                                   Description
--------------------------------------------------------------------------------
10.1 Share Purchase Agreement by and among Pacific Northwest Productions Inc., Xian Tsining Housing Development Co., Ltd. and the shareholders of Xian Tsining Housing Development Co., Ltd.
10.2 Return to Treasury Agreement between Pacific Northwest Productions Inc. and Davinder Bains, dated as of April 21, 2006
10.3 Return to Treasury Agreement between Pacific Northwest Productions Inc. and Deljit Bains, dated as of April 21, 2006

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PACIFIC NORTHWEST PRODUCTIONS INC.


Dated: April 26, 2006                   By: /s/ LU PINGJI
                                            ------------------------------------
                                        Name: Lu Pingji
                                        Title: Chief Executive Officer

[LOGO] KABANI & COMPANY, INC.
       Certified Public Accountants
       6033 West Century Blvd., Suite 810, Los Angeles, CA 90045

================================================================================

                                                            Phone (310) 694-3590
                                                            Fax (310) 410-0371
                                                            www.kabanico.com

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Xi'an Tsining Housing Development Co., Ltd.

We have audited the accompanying balance sheet of Xi'an Tsining Housing Development Co., Ltd. (the "Company") as of December 31, 2005 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xi'an Tsining Housing Development Co., Ltd. as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
February 23, 2006

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                                  BALANCE SHEET
                             As of December 31, 2005

                     ASSETS

Cash & cash equivalents                                              $    30,746
Residential properties completed or under construction                49,033,740
Property and equipments, net                                           4,460,724
Intangible Assets                                                            915
Receivables, deferred charge and other assets                          2,768,435
Advance to suppliers                                                  12,258,989
Deposit                                                                1,655,882

                                                                     -----------
TOTAL ASSETS                                                         $70,209,432
                                                                     ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Accounts payable                                                     $ 2,467,839
Other payable                                                          3,209,982
Accrued Expense                                                        4,312,241
Unearned revenue                                                      30,880,280
Mortgage loan primarily secured by real estate held
  for development and sale                                            16,120,000

                                                                     -----------
TOTAL LIABILITIES                                                     56,990,343

STOCKHOLDERS' EQUITY:
Common stock: $.11 par value
50,000,000 registered shares issued and outstanding                    5,462,798
Cumulative translation adjustment                                        242,783
Statutory reserve                                                      1,234,178
Retained Earnings                                                      6,279,331
                                                                     -----------
TOTAL STOCKHOLDERS' EQUITY                                            13,219,089

                                                                     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $70,209,432
                                                                     ===========

   The accompanying notes are an statements integral part of these financial statements

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                              STATEMENTS OF INCOME
                 For the Years ended December 31, 2005 and 2004

                                                               2005               2004
                                                           ------------       ------------
Earned revenues
  Sale of properties                                       $ 32,450,037       $ 21,031,242
  Others                                                        335,681            817,619
                                                           ------------       ------------
Total earned revenues                                        32,785,718         21,848,860

Costs and expenses
   Costs of properties sold                                  21,236,598         14,131,757
   Others                                                       103,572            118,531
   Selling, general and administrative                        3,632,627          3,373,487
   Interest
      Incurred                                                1,580,048          1,130,215
      Less capitalized                                         (838,168)          (191,485)

                                                           ------------       ------------
Total costs and expenses                                     25,714,677         18,562,505

                                                           ------------       ------------
Income from operations before income taxes                    7,071,041          3,286,355

Income tax expense                                            2,333,444          1,084,497

                                                           ------------       ------------
Net income                                                    4,737,597          2,201,858

Other comprehensive income
           Foreign currency translation gain                    242,783                 --

                                                           ------------       ------------
Comprehensive income                                       $  4,980,380       $  2,201,858
                                                           ============       ============

Basic and diluted weighted average shares outstanding        50,000,000         50,000,000
                                                           ============       ============

Basic and diluted net income per share                     $       0.09       $       0.04
                                                           ============       ============

   The accompanying notes are an statements integral part of these financial statements

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004



                                           Common stock             Accumulated
                                   ------------------------------       other                                             Total
                                    Number of                       comprehensive      Statutory         Retained     stockholders'
                                     shares             Amount       gain (loss)        reserve          earnings        equity
                                   ------------      ------------   ------------      ------------     ------------   ------------
Balance, January 1, 2004             50,000,000      $  5,462,798   $         --      $    193,259     $    380,794   $  6,036,851

Net income for the year ended
 December 31, 2004                           --                --             --                --        2,201,858      2,201,858

Allocation to statutory reserve              --                --             --           330,279         (330,279)            --
                                   ------------      ------------   ------------      ------------     ------------   ------------
Balance, December 31, 2004           50,000,000         5,462,798             --           523,538        2,252,373      8,238,709

Net income for the year ended
 December 31, 2005                           --                --             --                --        4,737,598      4,737,598

Cumulative translation adjustment            --                --        242,783                --               --        242,783

Allocation to statutory reserve              --                --             --           710,640         (710,640)            --
                                   ------------      ------------   ------------      ------------     ------------   ------------
Balance, December 31, 2005           50,000,000      $  5,462,798   $    242,783      $  1,234,178     $  6,279,331   $ 13,219,089
                                   ============      ============   ============      ============     ============   ============

    The accompanying notes are an statements integral part of these financial statements

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                            STATEMENTS OF CASH FLOWS
                 For the Years ended December 31, 2005 and 2004

                                                                                            2005               2004
                                                                                        ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
                Net income                                                              $  4,737,598       $  2,201,858
                Adjustments to reconcile net income to net cash provided by
                (used in) operating activities:
                               Allowance for bad debt                                         82,371             76,855
                               Depreciation and amortization                                 124,404             36,144
                               Loss (gain) on investment                                       6,597            (21,919)
                               (Increase) / decrease in assets:
                                             Residential properties completed or
                                             under construction                           (2,613,747)        (9,993,045)
                                             Receivables, deferred charge and
                                             other assets                                 (1,248,884)         2,497,781
                                             Advance to suppliers                         (6,672,673)        (1,806,443)
                                             Deposit                                       1,586,420         (3,176,444)
                               Increase / (decrease) in liabilities:
                                             Accounts payable                             (1,737,640)           (14,247)
                                             Other payables                               (2,242,998)           543,811
                                             Unearned revenues                             3,913,777         10,250,892
                                             Accrued expenses                              2,596,303          1,456,594
                                             Due to related parties                         (123,000)           121,000
                                                                                        ------------       ------------
                Net cash provided by (used in) operating activities                       (1,591,473)         2,172,837
                                                                                        ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
                               Cash received from disposal of long term investment           492,000                 --
                               Payment  on purchase of equipment                          (2,834,214)          (376,729)
                                                                                        ------------       ------------
                Net cash used in investing activities                                     (2,342,214)          (376,729)
                                                                                        ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
                               Cash received on loan                                      14,760,000         10,285,000
                               Payments on loan                                          (10,824,000)       (13,431,000)
                                                                                        ------------       ------------
                Net cash provided by (used in) in financing activities                     3,936,000         (3,146,000)
                                                                                        ------------       ------------

Effect of exchange rate changes on cash and cash equivalents                                     706              2,277

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                                             3,020         (1,347,614)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                                                    27,726          1,375,341
                                                                                        ------------       ------------

CASH & CASH EQUIVALENTS, ENDING BALANCE                                                 $     30,746       $     27,726
                                                                                        ============       ============

Supplemental disclosure of cash flow information:
Cash paid for :
      Interest                                                                          $    170,928       $  1,321,700
                                                                                        ============       ============
      Income Taxes                                                                      $  2,476,096       $     81,070
                                                                                        ============       ============

   The accompanying notes are an statements integral part of these financial statements

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

1.    ORGANIZATION AND DESCRIPTION OF BUSINESS

Xi'an Tsining Housing Development Co., Ltd. (The "Company") was incorporated on September 7, 1999 in Xi'an city in the Shaanxi province, China. The core business of the Company is acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi'an city.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and other receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Allowance for doubtful debts amounted to $578,517 and $483,489 at December 31, 2005 and 2004 respectively.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Inventory

Inventory is stated at the lower of cost or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of completed houses ready for sale and houses under construction.

Property, equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

      Office equipment                5 years
      Office furniture                5 years
      Vehicles                        5 years
      Buildings                      30 years

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

At December 31, 2005, the following are the details of the property and equipment:

      Office equipment                    $   101,247
      Office furniture                         86,190
      Vehicles                                 49,436
      Buildings                             4,676,420

      Less: Accumulated depreciation         (452,569)
                                          -----------

      Net book value                      $ 4,460,724
                                          ===========

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2005 there were no significant impairments of its long-lived assets.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when houses are sold and title is transferred, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Real estate capitalization and cost allocation

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

Land and improvement costs include land, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value. Land held for development and improvements are stated at cost or estimated net realizable value, whichever is lower.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

Interest costs included in costs and expenses of residential properties for fiscal years 2005, 2004 were $1,580,048 and $ 1,130,215, respectively.

Employee compensation

The Company has a bonus compensation plan for its executive officers and employees according to their management competence. The total amount of bonus compensation charged to selling, general and administrative expense under this plan was $81,208 and $ 78,663 for the two years ended December 31, 2005 and 2004, respectively.

Warranty costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) period warranty as to workmanship, depending on the defect reasons and areas.

The Company accrues the cost for warranty into the cost of its houses as a liability after each project is closed based on the Company's historical experience, normally on less than 0.2% of total cost of each project. Any excess amounts are expensed in the period when they occur.

Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead cost to produce each house. Any significant material defects are generally under warranty with the company's suppliers. Currently, the construction contractors leave to the company 5% of total contract amount for one year after the completion of the construction. Such deposits will be used to pay for any repair expense incurred due to defects. The company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. For the years ended December 31, 2005 and 2004, the company accrued $66,502 and $54,450 as warranty cost, respectively.

Deferred revenue

Deferred revenue represents prepayments by customers for house purchases. The Company records such repayment as unearned revenue when the payments are received.

Other payable

Other payable mostly represents borrowings from employees, (bearing the interest rates of 7%, 10% and 12% for borrowing periods of one year, two years and three years, respectively) and payable to other unrelated parties, interest free, unsecured and due on demand.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the year ended December 31, 2005 and 2004 were $ 533,021 and $ 726,967 respectively.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. No options have been granted for the years ended December 31, 2005 and 2004.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2005, there was no significant book to tax differences.

LOCAL PRC INCOME TAX

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

                                                         For the Years
                                                       Ended December 31,
                                                     2005             2004
                                                  -----------      -----------
Tax provision (credit) at statutory rate              34%              34%
Foreign tax rate difference                           (1%)             (1%)
                                                  -----------      -----------
Income tax                                            33%              33%
                                                  ===========      ===========

Foreign Currencies Translation

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows:

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.

Recent Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

The Company believes that the adoption of this standard will have no material impact on its financial statements.

3.    DEPOSIT

Deposit consists of restricted bank savings, deposit to governmental authorities and caution money for purchase of an enterprise. Deposits as of December 31, 2005 are as follow:

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

      Restricted bank saving                           $1,001,092
      deposit to governmental authorities                 244,290
      caution money for purchase of an enterprise         410,500
                                                       ----------
                Total                                  $1,655,882
                                                       ==========

Restricted deposit:

The loan bank grants mortgage loan to house purchasers. House loans will be credited to the Company's bank account. When the houses are not completed and the purchasers have no ownership documents to secure the loan, the bank will deduct 10% of the loan issued from the Company's bank account to designated bank account. Interest incurred from restricted saving is credit to the Company's normal bank account. The bank will release restriction after house purchasers obtain house ownership documents to secure the mortgage loan.

Deposit to governmental authorities:

Governmental authorities will require deposit when housing companies start construction. Deposit becomes refundable when construction completed.

Caution money for purchase of an enterprise:

The Company entered into a purchase agreement with an enterprise. The Company paid such amount of money as deposit. Deposit will be part of purchase price when the Company obtains ownership right of the enterprise.

4.    RECEIVABLES, DEFERRED CHARGE AND OTHER ASSETS

Receivables, deferred charge and other assets consist of trade receivables, other receivables and prepaid expenses. Receivable, deferred charge and other assets at December 31, 2005 are as follow:

      Accounts receivable                                          $  2,960,553
          Less: allowance for bad debt of accounts receivable          (338,910)
      Other receivable                                                  384,603
          Less: Allowance for bad debt of other receivable             (239,607)
      Prepaid expenses                                                    1,796
                                                                   ------------
               Total                                               $  2,768,435
                                                                   ============

5.    RESIDENTIAL PROPERTIES COMPLETED OR UNDER CONSTRUCTION

Residential properties completed or under construction consist of completed projects and projects under construction.

      Completed projects                                           $  7,545,656
      Projects under construction                                    41,488,084
                                                                   ------------
               Total                                               $ 49,033,740
                                                                   ============

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

6.    ACCRUED EXPENSE

Accrued expenses consist of the following as of December 31, 2005 are as follow:

      Tax payable                                                  $  4,189,728
      Accrued payroll                                                    58,311
      Other levies                                                       46,403
      Accrued expense                                                    21,495
      Welfare payable                                                    (3,696)
                                                                   ------------
                    Total                                          $  4,312,241
                                                                   ============

7.    INTANGIBLE ASSETS

Net intangible assets as of December 31, 2005 are as follow:

      Computer software                                            $      4,576
      Less: Accumulated amortization                                      3,661
                                                                   ------------
                                                                   $        915
                                                                   ============

8.  MORTGAGE LOAN PRIMARILY SECURED BY REAL ESTATE HELD

Mortgage loan as of December 31, 2005 are follow:

      Note payable to bank, interest rate; 0.7905% per monthly,
      payable quarterly, maturity date; 26/07/2006, secured by
      assets of the Company                                             $ 5,580,000

      Note payable to bank, interest rate; 0.576% per monthly,
      payable quarterly, maturity date; 25/05/2007, secured by
      assets of the Company                                               4,340,000

      Note payable to bank, interest rate; 0.576% per monthly,
      payable quarterly, maturity date; 07/07/2007, secured by
      assets of the Company                                               2,480,000

      Loan from Shaanxi International Trust Investment Company,
      interest rate; 0.900% per monthly, payable quarterly,
      maturity date; 06/04/2006, secured by assets of the Company         1,240,000

      Loan from Shaanxi International Trust Investment Company,
      interest rate; 0.900% per monthly, payable quarterly,
      maturity date; 05/12/2006,  secured by assets of the Company        2,480,000
                                                                        -----------
                                                                        $16,120,000
                                                                        ===========

9.    REALTED PARTIES TRANSACTIONS

The company invested to an enterprise in May, 2003, accounted for 80% of the investee's equity. Due to the Company had no control over the investee, the Company adopted equity method to record gain or loss incurred from investment.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

During 2004, the investee was a related party. The Company borrowed money from the investee interest free. The Company sold its equity in May, 2005 and recorded a loss on disposal of $6,597.

10.   OTHER INCOME

Other earned revenues mostly consist of gain on disposal of fixed assets, house rental income, and interest income in 2004, and mostly consist of house rental income and interest income in 2005. Other income for the year ended December 31, 2005 and 2004 are as follow:

                                               2005          2004
                                            ----------    ----------
      Gain on disposal of fixed assets      $    6,222    $  542,313
      House rental income                      144,678       131,282
      Interest income                           45,545        41,283
      Others                                   139,236       102,741
                                            ----------    ----------
            Total                           $  335,681    $  817,619
                                            ==========    ==========

11.   SHAREHOLDERS' EQUITY

On September 7, 1999, the Company had 26,000,000 registered shares issued and outstanding.

On April 3, 2002, the Company enlarged its registered shares issued and outstanding to 50,000,000.

The Company did not have any issuances of its stock since then.

12.   EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $32,571 and $30,006 for the years ended December 31, 2005 and 2004 respectively. Due to the reason that the Company spent more than it had provided, the balance of welfare payable at December 31, 2005 was $(3,696).

13.   STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)   Making up cumulative prior years' losses, if any;

(ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company has appropriated $710,640 and $ 330,279 as reserve for the statutory surplus reserve and welfare fund for the year ended December 31, 2005 and 2004.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

14.   EARNINGS PER SHARE

Earnings per share for the years ended December 31, 2005 and 2004 are determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At December 31, 2005 and 2004, there were no dilutive securities.

15.   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

One major customer accounted for 16% of the sales revenue for the years ended December 31, 2004.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China`s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

                       PACIFIC NORTHWEST PRODUCTIONS INC.
                   PRO FORMA STATEMENT OF FINANCIAL CONDITIONS
                             AS OF DECEMBER 31, 2005
                                   (Unaudited)

The following unaudited Pro Forma Statement of financial conditions has been derived from the audited financial statements of Pacific Northwest Productions Inc. (B) as of December 31, 2005 and the audited financial statements of Xian Tsining Housing Development Co., LTD. (A) as of December 31, 2005. The unaudited Pro Forma Statements of financial conditions reflects the acquisition of A by B (a reporting company) in a merger using reverse acquisition method of accounting.

                                                                 A                 B                Pro Forma          Pro Forma
                                                             Historical        Historical           Adjustment        Consolidated
Cash & cash equivalents                                     $     30,746      $      1,073 (1)     $     (1,073)      $     30,746
Residential properties completed or under construction        49,033,740                                                49,033,740
Property and equipments, net                                   4,460,724             3,909 (1)           (3,909)         4,460,724
Intangible assets                                                    915                                                       915
Receivables, deferred charge and other assets                  2,768,435                                                 2,768,435
Advance to suppliers                                          12,258,989                                                12,258,989
Deposit                                                        1,655,882                                                 1,655,882

                                                            ------------      ------------         ------------       ------------
Total assets                                                $ 70,209,432      $      4,982         $     (4,982)      $ 70,209,432
                                                            ============      ============         ============       ============

LIABILITIES:
Accounts payable                                               2,467,839             4,703 (1)           (4,703)         2,467,839
Other payable                                                  3,209,982                                                 3,209,982
Accrued expense                                                4,312,241                                                 4,312,241
Unearned revenue                                              30,880,280                                                30,880,280
Mortgage loan primarily secured by real estate held
for development and sale                                      16,120,000                                                16,120,000

                                                            ------------      ------------         ------------       ------------
TOTAL LIABILITIES                                           $ 56,990,343      $      4,703         $     (4,703)      $ 56,990,343
                                                            ------------      ------------         ------------       ------------

STOCKHOLDERS' EQUITY:
Common stock                                                   5,462,798             1,500 (2)       (5,461,798)            20,000
                                                                                           (4)           17,500
Additional paid-in capital                                                          28,500 (3)          (28,500)         5,442,798
                                                                                           (2)        5,460,298
                                                                                           (4)          (17,500)
Cumulative translation adjustment                                242,783                   (3)                             242,783
Statutory reserve                                              1,234,178                                                 1,234,178
Retained earnings                                              6,279,331           (29,721)(3)           29,721          6,279,331
                                                            ------------      ------------         ------------       ------------
Total stockholders' equity                                    13,219,089               279                 (279)        13,219,089
                                                            ------------      ------------         ------------       ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 70,209,432      $      4,982         $     (4,982)      $ 70,209,432
                                                            ============      ============         ============       ============

NOTES;

(1) Elimination of assets and liabilities of B sold to B's principal stockholder in return for 1,000,000 shares

(2) Recapitalization of A to account for issuance of 2,000,000 shares of B to shareholders of A

(3) Elimination of pre-acquisition retained earnings of (B)

(4) To account for 8:1 stock split after merger

                       PACIFIC NORTHWEST PRODUCTIONS INC.
                        PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2005
                                   (Unaudited)

The following Unaudited Pro Forma Statement of operations has been derived from the audited financial statements of Pacific Northwest Productions Inc., (B) for the year ended December 31, 2005 and the audited financial statements of Xian Tsining Housing Development Co., LTD. (A) for the year ended December 31, 2005, The Pro Forma Statements of Operations reflects the acquisition of A by B (a reporting company) on April 21, 2006 in an acquisition accounted for using the reverse acquisition method of accounting and assumes that such acquisition was consummated as of January 1, 2005.

The Pro Forma Statement of Operations and financial conditions should be read in conjunction with the Financial Statements of B, the Financial Statements of A and the Notes to the financial statements. The Pro Forma Statements do not purport to represent what the Company's results of operations and financial conditions would actually information and the assumption set forth in the foot notes below, which management believes are reasonable.

                                                                A                  B              Pro Forma         Pro Forma
                                                            Historical         Historical         Adjustment       Consolidated
Earned revenues
  Sale of properties                                       $ 32,450,037       $                  $                 $ 32,450,037
  Others                                                        335,681                                                 335,681
                                                           ------------       ------------       ------------      ------------
Total earned revenues                                        32,785,718                                    --        32,785,718
                                                           ------------       ------------       ------------      ------------

Costs and expenses
   Costs of properties sold                                  21,236,598                                              21,236,598
   Others                                                       103,572                                                 103,572
   Selling, general and administrative                        3,632,627                                               3,632,627
   Interest
      Incurred                                                1,580,048             18,917                 --         1,598,965
      Less capitalized                                         (838,168)                                               (838,168)

                                                           ------------       ------------       ------------      ------------
Total costs and expenses                                     25,714,677             18,917                 --        25,733,594
                                                           ------------       ------------       ------------      ------------

                                                           ------------       ------------       ------------      ------------
Income from operations before income taxes                    7,071,041            (18,917)                --         7,052,124
                                                           ------------       ------------       ------------      ------------

Income tax expense                                            2,333,444                                               2,333,444

                                                           ------------       ------------       ------------      ------------
Net income                                                 $  4,737,597       $    (18,917)      $         --      $  4,718,680
                                                           ------------       ------------       ------------      ------------

Other comprehensive income                                      242,783

                                                           ------------       ------------       ------------      ------------
Comprehensive income                                       $  4,980,380       $    (18,917)      $         --      $  4,718,680
                                                           ============       ============       ------------      ============

                                                           ------------       ------------       ------------      ------------
Basic and diluted weighted average shares outstanding        50,000,000          1,500,000                           20,000,000
                                                           ============       ============       ------------      ------------

                                                           ------------       ------------       ------------      ------------
Basic and diluted net income per share                     $       0.09       $      (0.01)      $         --      $       0.24
                                                           ============       ============       ============      ============

NOTES:

(1) Loss per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued before the acquisition as if outstanding as of January 1, 2005.

(3) Weighted average number of shares outstanding for combined entity includes 2,500,000 shares of B as of January 1, 2005 after talking in to account 2,000,000 shares issued to A and 1,000,000 shares of the principal shareholders of B that were cancelled as a result of the merger. The weighted average shares reflect a 8:1 stock split after the consumation of the merger.